EMPLOYMENT AGREEMENT

AGREEMENT effective January 1, 2015 between Glacier Bancorp, Inc., (“Company”), Glacier Bank (“Bank”) and Don J. Chery (“Executive”).

RECITALS

A.	Executive has served as Executive Vice President and Chief Administrative Officer of the Company and of its wholly owned Subsidiary Glacier Bank.

B.	The Company and the Bank desire Executive to continue his employment at the Company and the Bank under the terms and conditions of this Agreement.

C.	Executive desires to continue his employment at the Company and the Bank under the terms and conditions of this Agreement.

AGREEMENT

1.
Employment. The Company and the Bank agree to employ Executive and Executive accepts employment by the Company and the Bank on the terms and conditions set forth in this Agreement. Executive’s title will be Executive Vice President and Chief Administrative Officer of the Company and the Bank. During the term of this Agreement, Executive will serve as a director of the Bank.

2.	Term. The term of this Agreement is one year, beginning on January 1, 2015 (“Term”).

3.
Duties. The Company and the Bank will employ Executive as their Executive Vice President and Chief Administrative Officer. Executive will faithfully and diligently perform his assigned duties, which include but are not limited to the following:

(a)
Chief Administrative Officer. The Executive shall have such duties and responsibilities as assigned by the Company's President and Chief Executive Officer, which shall be customary for Chief Administrative Officers of comparable publicly reporting companies.

(b)
Report to Board. Executive will report directly to the Company’s President and Chief Executive Officer. The Company’s board of directors and the Chief Executive Officer of the Company may, from time to time, modify Executive’s title or add, delete, or modify Executive’s performance responsibilities to accommodate management succession, as well as any other management objectives of the Company. Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a) and 3(b) of this Agreement.

4.
Extent of Services. Executive will devote all of his working time, attention and skill to the duties and responsibilities set forth in Section 3. To the extent that such activities do not interfere with his duties under Section 3, Executive may participate in other businesses as a passive investor, but (a) Executive may not actively participate in the operation or management of those businesses, and (b) Executive may not, without the Company’s prior written consent, make or maintain any investment in a business with which the Company or its subsidiaries has an existing competitive or commercial relationship.

5.	Salary. Executive will receive an annual salary of $300,482.00, to be paid in accordance with the Company’s regular payroll schedule.

6.
Incentive Compensation. During the Term, the Company’s board of directors will determine in its discretion the amount of bonus to be paid by the Company to Executive for that year, if any. In making this determination, the Company’s board of directors will consider factors such as, but not limited to, Executive’s performance of his duties and the safety, soundness and profitability of the Company. Executive’s bonus, if any, will reflect Executive’s contribution to the performance of the Company during the year, also taking into account the nature and extent of incentive bonuses paid to comparable senior officers at the Company. If a bonus is given, it will be paid to Executive no later than February 28 of the year following the year in which the bonus is earned by Executive.

7.
Income Deferral. Executive will be eligible to participate in any program available to the Company’s senior management for income deferral, for the purpose of deferring receipt of any or all of the compensation he may become entitled to under this Agreement.

8.	Vacation and Benefits.

(a)
Vacation and Holidays. Executive will accrue up to 160 hours of paid vacation each year, which accrual shall be at the rate of 6.16 hours per pay period, in addition to all holidays observed by the Bank Division. Accrual of vacation time shall be in accordance with the Company’s Employee Manual. Executive may carry over, in the aggregate, up to 160 hours of unused vacation to a subsequent year; provided, however, Executive may not accumulate in excess of 160 hours of paid vacation at any given time (the "Cap"). Should Executive’s accumulation of paid vacation reach the Cap of 160 hours, Executive will no longer accrue additional paid vacation until Executive uses some of Executive's accumulated vacation time and Executive’s accumulated paid vacation balance drops below the Cap. Each calendar year, Executive shall take at least five (5) consecutive days of vacation.

(b)
Benefits. Executive will be entitled to participate in any group life insurance, disability, medical, dental, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Company may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Company’s board of directors with respect to the plans or programs, including without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, and Supplemental Executive Retirement Plan (SERP). The Company through this Agreement does not obligate itself to make any particular benefits available to its employees. The Company’s change, modification, or termination of any of its benefits during the Term of this Agreement shall not be a breach of this Agreement.

(c)
Business Expenses. Subject to any applicable Company policies or the rules and regulations of the Internal Revenue Service, the Company will reimburse Executive for ordinary and necessary expenses which are consistent with past practice at the Company (including, without limitation, travel, entertainment, and similar expenses) and which are incurred in performing and promoting the Company’s business. Executive will present from time to time itemized accounts of these expenses. Reimbursement will be made as soon as practicable but no later than the last day of the calendar year following the calendar year in which the expenses were incurred. The amount of expenses eligible for reimbursement in one calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

9.	Termination of Employment.

(a)
Termination by the Company for Cause. If the Company and the Bank terminate Executive’s employment for Cause (defined below) before this Agreement terminates, the Company will pay Executive, within 10 business days following his termination of employment, or on the next regularly scheduled pay date, whichever is earlier, the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Executive will have no right to receive compensation or other benefits for any period after termination under this Section 9(a).

(b)
Other Termination by the Company. If the Company and the Bank terminate Executive’s employment without Cause before this Agreement terminates, or Executive terminates his employment for Good Reason (defined below) before this Agreement terminates, the Company will pay Executive a payment equal to the base salary, as defined in paragraph 5, above, to which Executive would have been entitled for the remainder of the Term of the Agreement if his employment had not terminated, provided that Executive executes a release of any and all claims which Executive could assert against the Company relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company. All payments made pursuant to this Section 9(b) shall be completed no later than March 15 of the calendar year following the calendar year in which Executive’s employment terminates.

(c)	Death or Disability. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 consecutive days as a result of a physical or mental disability arising at any time during the Term of this Agreement, unless with reasonable accommodation Executive could continue to perform his essential functions under this Agreement and making these accommodations would not pose an undue hardship on the Company or result in a direct threat to the health or safety of Executive or others. If termination occurs under this Section 9(c), the Company shall pay Executive or his estate, within 10 business days following his termination of employment, all salary and benefits earned and expenses reimbursable through the date Executive’s employment terminated. Neither Executive nor his estate will have any right to receive compensation or other benefits for any period after termination under this Section 9(c).

(d)	Termination Related to a Change in Control. The following provisions shall survive the expiration of the Term of this Agreement and the termination of Executive’s employment.

(1)    Termination by Company. If the Company, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction (for reasons other than Executive’s death, disability, or for Cause) terminates Executive’s employment without Cause, as defined in Section 9(g): (A) within two (2) years following a Change in Control (as defined below); or (B) before a Change in Control but on or after the date that any party either announces or is required by law to announce any prospective Change in Control transaction and a Change in Control occurs within six months after the termination, then Company will provide Executive with the payment and benefits described in Section 9(d)(3) below, provided that Executive executes a release of any and all claims which Executive could assert against the Company relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company.

(2)    Termination by Executive. If Executive terminates Executive’s employment with Good Reason, as defined in Section 9(h), within two (2 years following a Change in Control, the Company will provide Executive with the payment and benefits described in Section 9(d)(3) below, provided that Executive executes a release of any and all claims which Executive could assert against the Company relating to Executive’s employment or the termination of Executive’s employment in a form acceptable to the Company.

(3)    Payments. If Section 9(d)(1)(A) or Section 9(d)(2) is triggered in accordance with its terms, the Company will: (i) subject to Sections 9(e) and 9(j) below, beginning within 30 days after Executive’s separation from service as defined by Treasury Regulation § 1.409A-1(h) (“Separation from Service”), pay Executive in 24 substantially equal monthly installments in an overall amount equal to two times the Executive’s annual salary (determined as of the day before the date

Executive’s employment was terminated) and (ii) maintain and provide for two years following Executive’s termination, at no cost to Executive, the benefits described in Section 8(b) to which Executive is entitled (determined as of the day before the date of such termination); but if Executive’s participation in any such benefit is thereafter barred or not feasible, as determined by the Company, or discontinued or materially reduced, the Company will arrange to provide Executive with benefits substantially similar to those benefits or reimburse Executive’s out-of-pocket expenses of obtaining benefits of substantially similar type and value. Subject to Sections 9(e) and 9(j) below, if Section 9(d)(1)(B) is triggered in accordance with its terms, beginning within 30 days after a Change in Control, the Company will pay Executive in 24 substantially equal monthly installments in an overall amount equal to two times the Executive’s annual salary (determined on the day before the date Executive’s employment was terminated).

(e)	Limitations on Payments Related to Change in Control. The following apply notwithstanding any other provision of this Agreement:

(1)    the total of the payments and benefits described in Section 9(d)(3) will be less than the amount that would cause them to be a “parachute payment” within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code;

(2)    the payment and benefits described in Section 9(d)(3) will be reduced by any compensation (in the form of cash or other benefits) received by Executive from the Company or its successor after the Change in Control and/or after Executive’s termination of employment; and

(3)    Executive’s right to receive the payments and benefits described in Section 9(d)(3) terminates (i) immediately if before the Change in Control transaction closes, Executive terminates his employment without Good Reason, or the Company terminates Executive’s employment for Cause, or (ii) two years after a Change of Control occurs.

(f)
Return of Company and Bank Property. If and when Executive ceases, for any reason, to be employed by the Company, Executive must return to the Company all keys, pass cards, identification cards, cell phones, blackberries or other smart phones, tablets, electronic storage devices, company credit cards and any other property of the Company and the Bank. At the same time, Executive also must return to the Company and the Bank all originals and copies (whether in memoranda, designs, devices, electronic storage devices, tapes, manuals, and specifications) which constitute proprietary or confidential information or material of the Company or its subsidiaries. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

(g)	Cause. “Cause” means any one or more of the following:

(1)	Willful misfeasance or gross negligence in the performance of Executive’s duties;

(2)	Conviction of a crime in connection with his duties, conviction of a felony or conviction of a crime of fraud, theft, conversion or dishonesty;

(3)	Conduct demonstrably and significantly harmful to the Company, as reasonably determined on the advice of legal counsel of the Company’s board of directors;

(4)
Death or permanent disability, for purposes of this section permanent disability means a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, even with reasonable accommodation as provided for in Section 9(c) of this Agreement and which is expected to continue rendering Executive so incapable for the period of 90 consecutive days or more; or

(5)	Any other legitimate business reason as determined by the Company’s board of directors.

(h)	Good Reason. Executive terminates employment for “Good Reason” if all four of the following criteria are satisfied:

(1)	Any one or more of the following conditions (each a “Condition”) arises without Executive’s consent:

(A)    The material reduction of Executive’s salary, unless the reduction is generally applicable to substantially all Company employees (or employees of a successor or controlling entity of the Company);

(B)    The material diminution in Executive’s authority or duties as they exist on the date of this Agreement;

(C)    The material breach of this Agreement by the Company; or

(D)    A material relocation or transfer of Executive’s principal place of employment to a location outside Flathead County, Montana; and

(2)	Executive gives notice to the Company of the Condition within 90 days of the initial existence of the Condition;

(3)	The Company fails to reasonably remedy the Condition within 30 days following receipt of the notice described in paragraph (2) above; and

(4)	Executive terminates employment within 180 days following the initial existence of the Condition.

(i)
Change in Control. “Change in Control” means a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of the Company, within the meaning of Treas Reg. § 1.409A-3(i)(5).

(j)
Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of the termination of Executive’s employment constitute “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A, payment of such amounts shall not commence until Executive incurs a Separation from Service (as defined in Section 9(d)(3)). If, at the time of Executive’s Separation from Service under this Agreement, Executive is a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A that becomes payable to Executive on account of Executive’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Executive’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Executive shall receive any remaining payments as if there had not been an earlier delay.

10.
Confidentiality. Executive will not, during the Term of this Agreement and for a period of two years after Executive’s employment with the Bank or Company has terminated, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or Company or their business operations, unless (1) the Bank or Company consents to the use or disclosure of confidential information; (2) the use or disclosure is consistent with Executive’s duties under this Agreement, or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, trade secrets (as defined under the Montana Uniform Trade Secrets Act, Montana Code § 30-14-402), customer information, various confidential information on investment management practices, marketing plans, pricing structure and technology of either the Bank or Company. Executive will also treat the terms of this Agreement as confidential business information.

11.
Noncompetition. During the Term and the terms of any extensions or renewals of this Agreement and for a period of two years after Executive’s employment with the Bank or Company has terminated, Executive will not, directly or indirectly, as a shareholder, director, officer, employee, proprietor, partner, member, agent, consultant, lessor, creditor or otherwise

(a)
provide management, supervisory or other similar services to any person or entity conducting a banking or lending business in counties in which the Bank or Company or a subsidiary of Company had a branch or office during the term of this Agreement;

(b)
persuade or entice, or attempt to persuade or entice any employee of the Bank, the Company or a subsidiary of the Company to terminate his/her employment with the Bank, the Company or a subsidiary of the Company;

(c)
persuade or entice or attempt to persuade or entice any person or entity with whom Executive had pre-termination communications to change, terminate, cancel, rescind or revoke its banking or contractual relationships with the Bank, Company or a subsidiary of Company.

12.	Enforcement.

(a)
The Company, Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Company and Bank, the agreements referred to in Sections 10 and 11 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Company's and Bank’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive, the Company and Bank request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with the Company or Bank to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

(b)
Executive acknowledges the Bank and the Company will suffer immediate and irreparable harm that will not be compensable by damages alone if Executive repudiates or breaches any of the provisions of Sections 10 or 11 or threatens or attempts to do so. For this reason, under these circumstances, the Company or the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and neither the Company nor the Bank will be required to post a bond as a condition for the granting of this relief.

13.
Effect of Covenants. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 10 and 11 and that the Company and the Bank are entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Company’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

14.
Jury Waiver. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR REPECTIVE RIGHTS UNDER THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE).

15.	Miscellaneous Provisions.

(a)
Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

(b)
Binding Effect. This Agreement will bind and inure to the benefit of the Company and its subsidiaries and their successors and assigns. Subject to the limitation on assignment set forth in Section 15(e), this Agreement will bind and inure to the benefit of Executive and Executive’s heirs, legal representatives, successors and assigns.

(c)
Litigation Expenses.     In the event of any dispute or legal or equitable action arising from this Agreement, the prevailing party shall be entitled to all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys’ fees and costs.

(d)
Waiver. The failure of any party to insist upon strict performance of any of the terms and provisions of this Agreement shall not be construed as a waiver or relinquishment of any such terms or conditions or of any other term or condition and the same shall be and remain in full force and effect. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party’s waiver of the other party’s breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

(e)
Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement. Any such assignment or attempted assignment shall be void.

(f)	Amendment. This Agreement may be modified only through a written instrument signed by both parties.

(g)	Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

(h)
Governing Law and Venue. This Agreement will be governed by and construed in accordance with Montana law, except to the extent that certain regulatory matters may be governed by federal law. The parties must bring any legal proceeding based on, arising out of, under or in connection with this Agreement in Flathead County, Montana.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together will constitute one and the same instrument.

(j)
Attorney Representation.  Executive is aware that in any contract, including this Agreement, the interests of the parties may conflict and that there may be issues upon which only an attorney is qualified to advise.  Executive acknowledges that Executive was free to and was encouraged to retain an attorney to thoroughly discuss all aspects of this Agreement.   Executive further acknowledges that Executive had an opportunity to read and review this Agreement and that Executive is knowingly, voluntarily and of Executive’s own free will entering into this Agreement.

Signed this 30th day of December, 2014.

GLACIER BANCORP, INC.

By:	/s/ Michael J. Blodnick
Michael J. Blodnick, President/CEO

Attest:

By:	/s/ LeeAnn Wardinsky
LeeAnn Wardinsky, Secretary

EXECUTIVE

/s/ Don J. Chery
Don J. Chery